Exhibit 10.18

CONFORMIS, INC.
AMENDED AND RESTATED
REVENUE SHARING AGREEMENT

THIS AMENDED AND RESTATED REVENUE SHARING AGREEMENT (this “Agreement”) is made and entered into as of September 2, 2011 by and between ConforMIS, Inc., a Delaware corporation (the “Company”), and Philipp Lang, M.D., MBA (the “Executive”) and amends and restates that certain Revenue Sharing Agreement (the “Prior Agreement”) entered into as of January 15, 2008 which was an addendum to the Executive’s Employment Agreement with the Company of even date therewith (“Employment Agreement”).

THE PARTIES AGREE AS FOLLOWS:

1.                                      Revenue Sharing.  Provided that the Executive continues to render “Services” (as defined below) to the Company, for any fiscal years 2007 through and including 2015 of the Company, within 90 calendar days of the end of each such fiscal year, the Company shall pay to the Executive the “Net Revenue Sharing Percentage” of the “Net Revenue” from the sale and licensing of “Developed Devices” (as each such term is defined below).  For Fiscal Years on or after 2016, Executive’s Net Revenue Sharing Percentage of Net Revenue shall be payable only with respect to Net Revenue from “Patented Devices” (as defined below), and shall exclude Net Revenue from any Developed Device that is not a Patented Device.  If a Patented Device ceases to be a Patented Device, for example, without limitation, due to a verdict, judgment or other determination that a patent claim pertaining to a Patented Device is invalid or unenforceable, the Executive shall retain any Shared Revenue pertaining to such Patented Device previously paid.  Within 90 calendar days after the end of each such fiscal year, the Company shall also provide the Executive with a written report that describes in reasonable detail the basis for the Company’s calculations of Net Revenue hereunder.  The Executive’s right to receive the Net Revenue Sharing Percentage of the Net Revenue from the sale and licensing of Developed Devices shall survive the termination or expiration of the Employment Agreement or this Agreement, the sale of the Company (including the sale of all or substantially all of the Company’s assets), and/or the sale of the intellectual property constituting the Developed Devices.  If any new or additional rights are granted to any members of the Company’s Scientific Advisory Board or Surgical Design Team, such as, by way of illustration, additional Developed Devices or entitlement to Revenue Sharing beyond 2015, the Executive shall also be granted such additional rights.  For purposes of this Agreement, “Patented Device” shall mean any Developed Device that embodies at least one valid and enforceable claim of an existing, unexpired patent governing the jurisdiction in which the Developed Device is sold and that is assigned to Company (or any successor or assign of the Company) and on which the Executive is listed as a named inventor.

2.                                      Net Revenue Sharing Percentage.  For purposes of this Agreement, “Net Revenue Sharing Percentage” shall mean, with respect to the Developed Devices described in Section 5 (a) through (d) and (f) in the definition of “Developed Devices” below, (i) 1.0% of Net Revenue up to and including $125 million in a given year with respect to such Developed Devices and (ii) 0.875% of Net Revenue in excess of $125 million in a given year with respect to such Developed Devices, and, with respect to the Developed Devices described in (e), (g) and (h)

in the definition of “Developed Devices” below (e.g., iTotal), (1) 1.33% of the Net Revenue up to and including $125 million attributed by the Company to these devices including all versions of iTotal, hip and shoulder implants, and revision molds and (2) 1.1667% of the Net Revenue in excess of $125 million attributed by the Company to these implants including all versions of iTotal, hip and shoulder implants, and revision molds.  The “Net Revenue Sharing Percentage” with respect to the Developed Devices set forth in (i) in the definition of “Developed Devices” below and with respect to any new implants, instrumentation or related techniques subsequently added to the definition of “Developed Devices” shall be determined by the Company’s Board of Directors or Compensation Committee, in its sole discretion.  The Executive’s Net Revenue Sharing Percentage with respect to all Developed Devices shall be reduced by 50% commencing in any fiscal year in which the Executive (i) voluntarily ceases to provide Services or (ii) persistently and chronically fails to provide Services following written notice from the Company and at least 15 business days’ opportunity to cure such failure.  In such event, the Executive’s Net Revenue Sharing Percentage with respect to all Developed Devices shall be restored to 100% when and if the Executive resumes providing Services or cures a persistent and chronic failure to provide Services.  Without limiting the foregoing, the Executive’s Net Revenue Sharing Percentage may not be reduced by the Company or any successor in interest to the Company following a Change of Control if the Executive is able and willing to continue to provide Services, and in such case, the Executive shall be considered to be providing Services for purposes of this Agreement.

3.                                      Services.  For purposes of this Agreement, “Services” shall mean the performance by the Executive of services on behalf of the Company or any successor in interest to the Company either pursuant to this Agreement or, following the expiration or termination of this Agreement, in any capacity including as an employee, advisor, consultant or director, it being understood that the performance and scope of Services shall be reasonable, generally not to exceed one day per month and within the Executive’s qualifications or expertise.

4.                                      Net Revenue.  For purposes of this Agreement, “Net Revenue” shall mean all amounts of consideration collected by the Company, any successor in interest to the Company or their respective affiliates, less refunds, credits, returns, shipping, distributor and sales fee and sales taxes, if any, associated therewith.

5.                                      Developed Devices.  For purposes of this Agreement, “Developed Devices” shall include all current and future versions of the following devices, including the use of new materials, such as cross-linked polyethylene and ceramics:

(a)                                 The knee interpositional device (iForma);

(b)                                 The knee minimally invasive cartilage resurfacing device (iCart);

(c)                                  The knee unicompartmental resurfacing device (iUni), including all-poly, metal backed, and mobile bearing tibial components and including any inlay and onlay versions as well as versions with faceted bone cuts;

(d)                                 The knee bicompartmental resurfacing device (iDuo), including all-poly, metal backed, and mobile bearing tibial components and including any inlay and onlay versions as well as versions with faceted bone cuts;

(e)                                  The knee total resurfacing device (iTotal), including all-poly, metal backed, and mobile bearing tibial components and all current and future femoral components, including with faceted bone cuts and including any bi-cruciate retaining, PCL retaining and posterior stabilized versions;

(f)                                   Patient specific three dimensional guidance molds for the knee and other joints, any implants and any other musculoskeletal applications;

(g)                                  Patient specific or patient adapted implants devices for shoulder and hip including also hip implants with short stem and long stem, with single and multiple axes, and shoulder implants with humeral stems or central fixation pins and metal backed, metal or PE glenoid components;

(h)                                 Patient specific guidance molds for revision implants for any joints; and

(i)                                     Any modifications to the above such devices developed with the assistance of the Executive in the performance of Services.

The Company’s Board of Directors or Compensation Committee, with input from the Company’s management, may in its sole discretion add to the definition of “Developed Devices” any implants, instrumentation and related techniques associated with any products and versions thereof as developed, acquired or licensed by the Company which have been developed with the substantial assistance of the Executive during and in the performance of Services.

6.                                      Survival of Rights.  It is expressly understood that this Agreement grants rights to Executive to receive the Net Revenue Sharing Percentage of the Net Revenue from the sale and licensing of Developed Devices even after the termination or expiration of the Employment Agreement.  This Agreement shall survive a cancellation or termination of the Employment Agreement and shall be considered an enforceable agreement, in its own right, in the event that the Employment Agreement is cancelled or terminated.  This Agreement will be binding upon and inure to the benefit of the Company’s successors in interest, assignees, and licensees, and the Executive’s executors, administrators, heirs, successors, and assigns.

7.                                      Miscellaneous.

(a)                                 Waiver.  The waiver of the breach of any provision of this Agreement will not operate or be construed as a waiver of any subsequent breach of the same or other provision hereof.

(b)                                 Notices.  All notices and other communications under this Agreement will be in writing and will be given by personal or courier delivery, facsimile or first class mail, certified or registered with return receipt requested, and will be deemed to have been duly given upon receipt if personally delivered or delivered by courier, on the date of transmission if transmitted by facsimile, or three business days after mailing if mailed, to the addresses of the

Company and the Executive contained in the records of the Company at the time of such notice.  Any party may change such party’s address for notices by notice duly given pursuant to this Section 7(b).

(c)                                  Headings.  The section headings used in this Agreement are intended for convenience of reference and will not by themselves determine the construction or interpretation of any provision of this Agreement.

(d)                                 Governing Law.  This Agreement will be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts, excluding those laws that direct the application of the laws of another jurisdiction.

(e)                                  Counterparts and Facsimile Signatures.  This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.  This Agreement may be executed by facsimile signature (including signatures in Adobe PDF or similar format).

(f)                                   Enforcement.  If any portion of this Agreement is determined to be invalid or unenforceable, such portion will be adjusted, rather than voided, to achieve the intent of the parties to the extent possible, and the remainder will be enforced to the maximum extent possible.

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IN WITNESS WHEREOF, the parties hereto have executed this Amended and Restated Revenue Sharing Agreement as of the date set forth in the preamble hereto.

CONFORMIS, INC.

By:	/s/ Kenneth Fallon

Name: Kenneth P. Fallon, III

Title: Director

EXECUTIVE

/s/ Philipp Lang
Philipp Lang, M.D., MBA

Address:	CONFORMIS, Inc.
11 North Avenue
Burlington, MA 01803
Fax Number:	781.345.0147
E-mail:	philipp.lang@conformis.com